                                                               Exhibit 99(a)(14)

     Pursuant to Rule 306 of Regulation S-T, on behalf of IVAX Corporation and the Purchaser, I hereby represent that the following is a fair and accurate English translation of an advertisement regarding the Public Offer of the Acquisition of Shares and Control of Laboratorio Chile S.A. published on June 20, 2001 in the El Mercurio de Santiago and La Segunda newspapers originally written in Spanish. Although IVAX and Purchaser believe the following English translation to be an accurate translation of the original document written in Spanish, the following English translation is qualified in its entirety by reference to the original document written in Spanish.


                                              IVAX Corporation



                                              By: /s/ Neil Flanzraich
                                                  -------------------
                                              Neil Flanzraich
                                              Vice Chairman and President


                                              IVAX Holdings C.I.



                                              By: /s/ Neil Flanzraich
                                                  -------------------
                                              Neil Flanzraich
                                              President



           Public Offer of the Acquisition of Shares and Control of
                           Laboratorio Chile S.A./*/


               For all shares held by you
               obtain a premium of
                                        40%/**/

                                             over the average closing price
                                             during the first quarter of 2001.

                   Requirements for the shareholders meeting
                      to be held on Friday, June 22, 2001:

                   .  Receipt of tenders for at least
                      67% of the outstanding shares

                   .  Receipt of 75% of the votes approving
                      the amendments to the bylaws

                   Participate today... Only two days remain.
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Contact today Deutsche Securities Corredores de Bolsa: Callao 2975 Office 101 or
telephone: 800-220-800

* Offer is subject to the terms and conditions contained in the Notice of Public Offer of the Acquisition of Shares and Control of Laboratorio Chile S.A. by IVAX Corporation through its subsidiary Inversiones Glaciar 1 Limitada published May 30, 2001 in the El Mercurio de Santiago and Las Ultimas Noticias newspapers, and modifications to the Notice that have been published in the same newspapers and the Prospectus which has been made available to interested parties in accordance with law.

** The purchase price will be paid in Chilean pesos, calculated at the dolar observado as determined and published by the Central Bank of Chile on the next business day after the expiration date of the offer or the date any extension expires, without any interest or adjustment. For reference purposes only, based on the dolar observado on June 19, 2001 of Ch$619.84 per dollar, the purchase price is equivalent to Ch$774.80.



               IVAX                      Deutsche Bank [logo]

     THERE WILL NOT BE ANY COMPETITIVE OFFERS, THE LEGAL TERM HAS EXPIRED.